Matters Submitted to a Vote of Shareholders

A special meeting of the shareholders of the Centaur Total Return Fund (formerly known as the Tilson Dividend Fund) was held on August 30, 2013, at 1:00 p.m. Mountain Time, for the purpose of voting on the approval of a new advisory agreement between the Centaur Mutual Funds Trust (formerly known as the Tilson Investment Trust) and Centaur Capital Management, L.P. with respect to the Centaur Total Return Fund.  A total of 4,224,529 shares of the Fund were entitled to vote on the Proposal.  A total of 2,112,265 shares constituted a quorum of voters for purposes of the Proposal.  A total of 2,232,681 shares were voted, representing 52.85% of total shares.  A total of 1,997,188 shares of the Fund were cast in favor of the Proposal, representing 89.45% of shares voted.  A total of 30,788 shares were cast against the Proposal, representing 1.38% of shares voted.  A total of 204,705 shares abstained, representing 9.17% of shares voted.  There were no broker non-votes.

A special meeting of the shareholders of the Centaur Total Return Fund was held on August 30, 2013, at 1:30 p.m. Mountain Time, for the purpose of voting on the election of Jack E. Brinson, James H. Speed, Jr. and Thomas G. Douglass as Trustees of Centaur Mutual Funds Trust. A total of 4,224,529 shares of the Centaur Mutual Funds Trust were entitled to vote on the Proposal.  A total of 2,112,265 shares constituted a quorum of voters for purposes of the Proposal.  A total of 3,995,593 shares were voted, representing 94.58% of total shares.  The results were as follows: 3,954,760 shares of the Trust were cast in favor of Mr. Brinson, 3,955,285 shares of the Trust were cast in favor of Mr. Speed, and 3,951,899 shares of the Trust were cast in favor of Mr. Douglass, representing 98.98%, 98.99% and 98.91% of the total shares voted, respectively.  A total of 40,833 shares, or 1.02% of shares voted, withheld from voting with respect to the election of Mr. Brinson.  A total of 40,308 shares, or 1.01% of shares voted, withheld from voting with respect to the election of Mr. Speed.  A total of 43,694 shares, or 1.09% of shares voted, withheld from voting with respect to the election of Mr. Douglass.  There were no broker non-votes.